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
                                                                 Exhibit 99(b)
                          SELECTED FINANCIAL DATA
(In thousands, except per share amounts)
                                                                      FISCAL YEAR ENDED
                                     ----------------------------------------------------------------------------------
                                     MARCH 25, 1994   MARCH 26, 1993   MARCH 27, 1992   MARCH 29, 1991   MARCH 30, 1990
                                     ----------------------------------------------------------------------------------
OPERATIONS:
Revenues                                  $ 204,680        $ 173,817        $ 128,063        $  81,033        $  75,419

Income before income taxes
    and extraordinary item                   34,688           24,700           17,076            3,706            3,313

Income before extraordinary item             21,588           16,050           10,896            2,706            2,773

Net income                                   21,588           16,050           10,896            3,918            3,321

Primary net income per share*
    Before extraordinary item                  2.38             1.92             1.48              .42              .40
    Net income                                 2.38             1.92             1.48              .60              .48

Cash dividends per share*                      .275             .312             .167             .167             .167

FINANCIAL POSITION AS OF:            MARCH 25, 1994   MARCH 26, 1993   MARCH 27, 1992   MARCH 29, 1991   MARCH 30, 1990
                                     ----------------------------------------------------------------------------------
Total assets                              $ 590,578        $ 528,942        $ 322,029        $ 201,177        $ 224,537

Long-term borrowings                         25,000           38,055           13,055           13,055           19,380

Stockholders' equity                        107,405           77,927           62,923           38,512           38,811

* All income per share and cash dividends per share information has been adjusted for the 20% stock dividend paid during the fiscal year ended March 25, 1994. (See Note G to the Consolidated Financial Statements.)
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